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                                                                   Exhibit 10.57


                      TICKETMASTER ONLINE-CITYSEARCH, INC.
                             -W- ARTISTDIRECT, INC.

                                    AGREEMENT

         This Agreement (this "Agreement") is entered into as of the 19th day of July, 2000, by and between Ticketmaster Online-CitySearch, Inc. ("TMCS") and ARTISTdirect, Inc. ("AD"). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       ONLINE TICKETING.

         1.1. TMCS will provide AD with a framed, co-branded ticketing solution within the network of web sites maintained by AD and located on the World Wide Web through www.artistdirect.com (the "AD Network") utilizing TMCS' main ticketing web site, located at the URL www.ticketmaster.com ("ticketmaster.com"). TMCS will provide two different types of co-branded ticketing. The first type will include all live music events listed in the ticketmaster.com live event ticketing inventory and will be provided in real-time via a framed implementation of the ticketmaster.com site (the "Co-Branded Ticketing Site"). The second type will include all live music events for a particular artist listed in the ticketmaster.com live event ticketing inventory for each respective musical artist for whom AD operates an official Internet website (each, an "AD Artist"; collectively, "AD Artists") and will be provided in real-time via a framed implementation of the ticketmaster.com site (each an "Artist Channel Ticketing Site" and, collectively, the "Artist Channel Ticketing Sites").

         1.2. In each case, the frame will be served by AD into a site hosted by ticketmaster.com in the ticketmaster.com domain. The look and feel of the frame will be determined by AD subject to the reasonable approval of TMCS. The look and feel of the ticketmaster.com portion of the Co-Branded Ticketing Site and of the Artist Channel Ticketing Sites will be consistent with the look and feel of the ticketmaster.com website; provided, however, that TMCS will use commercially reasonable efforts to develop the ticketmaster.com portion of the Co-Branded Ticketing Site to incorporate more of the look and feel of the AD frame. AD acknowledges that TMCS believes such implementation will not be available for at least six months after execution hereof.

         1.3. Neither party will have liability in the event that technological problems, event changes/cancellations or other acts outside of the control of TMCS or AD limit or prevent ticketmaster.com from selling some or all of the tickets expected to be available for sale to the general public or allocated to any pre-sale as described below. AD acknowledges that it has reviewed the ticketmaster.com web site and agrees to comply with all of the stated terms and conditions therein, as well as with any revisions to such terms and conditions which may be made in TMCS' sole discretion from time to time and of which TMCS has provided AD with at least 30 days prior notice (individually and collectively, "Revisions"). In the event that AD reasonably objects to any Revisions during the 30-day notice period, AD shall notify TMCS in writing of its objections, its reasons for such objections and its suggested revisions ("AD's Suggestions") to address its objections. If TMCS disagrees with AD's Suggestions,
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representatives of TMCS and AD shall meet to discuss AD's objections. If after such meeting the parties still have unresolved differences regarding TMCS' Revisions, and TMCS in fact implements those Revisions to which AD has objected in writing in a manner that is materially different from AD's Suggestions, then AD shall have the right to terminate this Agreement upon notice in its sole and exclusive discretion. Notwithstanding the foregoing, AD will have no right to object to any Revisions that are made solely to comply with changes in applicable laws; provided, however, that any such Revisions are no broader or more extensive than reasonably necessary to comply with such changes in applicable laws.

         1.4. AD agrees that TMCS will be responsible for customer service relating to the sale of tickets on the Co-Branded Ticketing Site and on the Artist Channel Ticketing Sites and that AD will refer all customer inquires to TMCS or Ticketmaster Corporation ("TM") as directed by TMCS from time to time. TMCS and TM agree to facilitate the referral of customer inquiries through mutually agreed procedures. AD agrees that all decisions regarding customer service matters will be made by TMCS and TM in their sole discretion.

2.       PRE-SALE COOPERATION.

         2.1. Subject to applicable venue and other third-party agreements (e.g., agreements between TMCS and third parties or TM and third parties), TMCS and AD will work together and use best efforts to cause their respective affiliates and musical artists to work together to enable and execute "ticket pre-sales" on the applicable Artist Channel Ticketing Sites (individually, a "Pre-Sale"; collectively, "Pre-Sales"). Without limiting the foregoing provisions of this Section 2.1, TMCS shall use its best efforts (and shall cause TM to use its best efforts) to cause Pre-Sales to be permitted when opportunities for artist Pre-Sales are presented by AD to TMCS or TM.


         2.2. Without limiting any other provisions of this Section 2, TMCS agrees that Pre-Sales for AD Artists shall be offered on the applicable Artist Channel Ticketing Sites, on either an exclusive or non-exclusive basis, for no fewer than *****% of the presales conducted by TMCS annually for such artists.


         2.3. TMCS and AD will enter into a separate agreement for each Pre-Sale, which agreement will set forth the dates of the Pre-Sale, any unique economic terms of the Pre-Sale, any special promotion to be provided by either party for the Pre-Sale, whether the Pre-Sale will be password protected (i.e. available only to certain persons or to members of the general public), whether or not the parties will make a press release about the Pre-Sale, and other terms that the parties shall agree upon with respect to the Pre-Sale.

3.       AD TICKET NAVIGATION.

         3.1. AD will create a tab titled "Tickets" on the top-of-network navigation bar (or in a location with substantially similar prominence), that will be displayed, among other places, on the home page of the AD web site, and which will link to a page (the "Ticket Directory Page")

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[*]  Confidential information has been omitted and separately filed with the
     Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.



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that will have prominent, above-the-fold ticketmaster.com branding and will feature, and link to, the Co-Branded Ticketing Site and the Artist Channel Ticketing Sites.

         3.2. TMCS will have the right to reasonably approve the look and feel of any TMCS Material (as defined below) included on the Ticket Directory Page. Elsewhere on the AD Network, wherever links to the Co-Branded Ticketing Site and/or the Artist Channel Ticketing Sites are featured, AD will also feature either adjacent thereto or in as close proximity thereto as the particular context permits, ticketmaster.com branding and the words "available through ticketmaster.com" or similar wording providing attribution for the ticketing services to ticketmaster.com, in a manner that will be agreed upon by the parties (e.g., if the link appears in the middle of a paragraph, appropriate ticketmaster.com branding will appear at the end of, or beside, such paragraph).

4.       TICKETING EXCLUSIVITY/CONFLICTS.

         4.1.     Definitions.

                  4.1.1. "Home Pages" means the home pages in each of the following domains: artistdirect.com, ubl.com, imusic.com, downloadsdirect.com and any other primary music-oriented domains within the AD Network.

                  4.1.2. "Legitimate Editorial Purposes" means the use of a Third-Party Mark for editorial purposes, as determined in the reasonable discretion of AD, as contrasted with advertising or promotional purposes. Non-inclusive examples of Legitimate Editorial Purposes include use of a Third-Party Mark in tour venue listings and in lists of companies that are offering for sale or serving as the agent for sale of live event tickets.

                  4.1.3. "Paid Advertising" means promotional content for which the party being promoted has tendered cash or in-kind consideration to the party displaying the promotional content.

                  4.1.4. "Third-Party Mark" means a name or mark of a non-TMCS/TM ticketing agent.

                  4.1.5. "Ticketing Page" means any page within the AD Network that incorporates a TMCS or TM mark and is primarily devoted (a) to the sale of tickets for live music events or (b) to companies that sell tickets to live music events; for avoidance of doubt, the Ticket Directory Page, the Co-Branded Ticketing Site and the Artist Channel Ticketing Sites shall not be considered Ticketing Pages.

         4.2. Co-branded Ticketing Site and Artist Channel Ticketing Site Restrictions. AD agrees it will not feature branding, Paid Advertising, unpaid advertising, or sponsorships on the Co-branded Ticketing Site or on the Artist Channel Ticketing Sites from any of the TMCS competitors identified on the attached Schedule ___ (collectively, "TMCS Competitors"), which Schedule may be updated from time-to-time pursuant to the mutual approval of AD and TMCS.


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         4.3. Home Pages, Ticketing Directory Page and Ticketing Pages
Restrictions. AD agrees it will not feature Paid Advertising, sponsorships or stylized logos of TMCS Competitors on any of the Home Pages, the Ticketing Directory Page or any Ticketing Page. In addition, AD agrees that it will only display names or marks of TMCS Competitors on the Home Pages, the Ticketing Directory Page or any Ticketing Page for Legitimate Editorial Purposes, and, when it does so, it will cause the TMCS mark to be equally prominent as or more prominent than any Third-Party Mark featured on such page(s).

         4.4. Other AD Restrictions. AD agrees it will not run Paid Advertising or sponsorships of TMCS Competitors on any other pages in web sites controlled by AD where TM or TMCS marks are featured pursuant to this Agreement, and AD agrees that if and when it displays any Third-Party Mark on such pages: (a) it will do so only for Legitimate Editorial Purposes; and (b) it will cause the TM or TMCS mark(s) to be of a prominence equal to or greater than that of any Third-Party Mark displayed on such page.

         4.5. Other Provisions. AD shall at no time be prohibited from offering for sale tickets or ticketing solutions from any third party in the event that such offerings are for concerts or activities not offered by TMCS to AD pursuant to this Agreement.

         4.6. TMCS Restrictions. TMCS will not provide to any musical artist web site hosted directly or indirectly by any third party (as compared with the artist) other than AD, a ticketmaster.com online ticketing solution substantially similar to the one described in Section 1 of this Agreement. TMCS further will not provide to any music-oriented web site hosted directly or indirectly by any third party other than AD, an artist-specific online ticketing solution substantially similar to the Artist Channel Ticketing Sites.

5.       TICKETING SERVICE CHARGE SPLIT.


         5.1. Standard. AD will receive $****** per ticket for all tickets sold to buyers accessing the ticketmaster.com website as part of the Co-Branded Ticketing Site or the Artist Channel Ticketing Sites. TMCS shall provide AD with a monthly report of commissions payable, within 7 days after the end of each month of the Term. Payments will be made quarterly in arrears, within 30 days of the end of each quarter of the Term. Payments will be offset for commissions on any tickets returned or not paid for due to credit card charge-backs. AD must generate at least $***** in commissions to receive a quarterly payment. If AD does not generate this minimum in any one quarter, payment for that quarter will be included in the next quarterly payment. In no case, will payment be withheld for more than two consecutive quarters regardless of the amount of commissions payable. With respect to the ***** pre-sale *****, notwithstanding anything in this agreement to the contrary, including the fact that the ***** commenced prior to the execution of this Agreement, all tickets sold to buyers accessing the ticketmaster.com website from the AD Network (including without limitation the *****


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[*]  Confidential information has been omitted and separately filed with the
     Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.



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will qualify for the commission described in this Section 5.1 as if they were sold as part of the Co-Branded Ticketing Site or the Artist Channel Ticketing Sites.

         5.2. Artist Controlled Tickets. Subject to applicable venue agreements, the venue's prior consent and payment to the venue of its share of applicable service charges and other fees under any existing TM contract or any contract TM enters into after the date of the Agreement, in the event an artist affiliated with AD controls and has authorization with respect to the sale of all or a portion of the available tickets at a particular venue for a particular event, TMCS will cause TM to agree to serve as the exclusive agent to distribute (but not redistribute) those tickets controlled by such artists (as contrasted with tickets controlled by venues or other third parties) if:

         - the applicable venue has an exclusive ticketing contract with TM and the artist has rented and controls the entire venue and therefore controls distribution of all tickets; or


         - the applicable venue has an exclusive ticketing contract with TM and the artist has obtained an allocation of tickets from the venue for the purpose of selling those tickets to its fan club(s) but not to the general public and in an amount not to exceed *****% of the total tickets available for sale to the general public; or


         - the applicable venue does not have an exclusive ticketing contract with TM and the artist has obtained an allocation of tickets from the venue for the purpose of selling those tickets to its fan club(s) or to the general public and the venue represents to TM and TMCS in writing that it has the right to allow TM and TMCS to distribute these tickets and agrees to indemnify TM and TMCS for breaches of that representation. Notwithstanding the previous sentence, TM and TMCS shall have the right to approve the form and substance of such representation and indemnity in its sole discretion prior to becoming obligated to sell tickets for events at such a venue.


In exchange for the appointment as the exclusive agent to distribute tickets under this provision, unless the parties agree to a different arrangement for the particular event, TMCS will pay to AD *****% of the net revenue from the distribution of such tickets ***** after deducting all applicable payments to the venue under then existing agreements between the venue and TM, if any, and TM's direct expenses which the parties agree to be $***** per ticket.


         5.3. Audit Rights. AD will have the right to audit TMCS' books and records related to the commissions and other monies payable by TMCS to AD pursuant to this Agreement upon prior written notice to TMCS, at AD's expense; provided, however, that AD may conduct such audit only: (a) during TMCS' normal business hours; (b) upon reasonable notice to TMCS; and (c) within one (1) year after the date payments are rendered to AD hereunder. Each payment shall be deemed final and binding upon AD as an account stated and shall not be subject to any

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[*]  Confidential information has been omitted and separately filed with the
     Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.



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claim or objection by AD (i) unless AD notifies TMCS of AD's specific written objection to the applicable payment, stating the basis thereof in reasonable detail within one year after the date such payment is rendered hereunder, and
(ii) unless, within ninety (90) days following said one (1) year period, AD makes proper service of process upon TMCS in a suit instituted in a court of proper jurisdiction pursuant to the terms of this Agreement.

6. ADVERTISING. AD will purchase advertising from TMCS in accordance with the following terms:


         6.1. Provided that TMCS delivers ***** click-throughs as described below, AD's total advertising buy over three years shall be $7 million (i.e., $***** per click-through), subject to the terms, conditions and payment schedule described in this Section 6.


         6.2. TMCS will guarantee a minimum of ***** impressions per calendar quarter throughout the three year term. Such impressions will consist of banners, micro-banners, text links, tiles and other customized graphics as the parties will agree upon from time to time. AD advertising elements will be placed on ticketmaster.com unique concert pages, artist pages, music genre pages, ticket purchase confirmation pages, artist pages on LiveDaily.com, and mutually agreed-upon pages of store.ticketmaster.com. These advertising elements may include links to any and all of AD's online properties, including without limitation:

         -        AD Official Artist Stores;

         -        special offers within those Official Artist Stores;

         -        Official Artist Sites hosted by AD;

         -        Artist pages within UBL.com;

         -        Artist bios within UBL.com;

         - Special events (e.g. live chats, etc...) and promotional offers relating to AD artists; and

         -        Other special offers or programs from AD.

The selection of particular advertising elements and the precise placement of those elements on TMCS properties will be mutually agreed to by AD and TMCS, with no agreement from either party to be unreasonably withheld or delayed, with a primary, but not exclusive, goal of selecting those placements that are likely to yield the highest click-through rates to AD. AD agrees that TMCS will be provided with the opportunity to run the maximum number of impressions reasonably necessary to allow TMCS to meet the goals of the program described in this Section 6. Subject to approval by AD, such approval not to be unreasonably withheld or delayed, and on at least seven days prior written notice, TMCS shall have the right to add placements to optimize delivery of the targeted click-throughs to AD throughout the term of this Agreement. TMCS shall have the right to reduce or withdraw placements with prior written notice to AD in the event TMCS reasonably and in good faith determines that it is likely to over-deliver the monthly click-through target of ***** click-throughs (as described in Section 6.3, below). TMCS and AD will work together to explore other opportunities for cost-effective delivery of


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[*]  Confidential information has been omitted and separately filed with the
     Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.



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advertising across other TMCS properties, but placement of advertising on any such properties shall be subject to AD's prior written approval.


         6.3. TMCS will charge AD $***** per click-through. "Click-throughs" mean the act by users of a TMCS web site (other than users who are accessing the TMCS web site from a TMCS server) to direct their browsers to any site operated by AD on behalf of itself or its artist clients, through the process of "clicking" on an AD banner advertisement, link, icon or other graphic placed on TMCS sites pursuant to the terms of this Agreement. The goal of the TMCS placements will be to deliver ***** click-throughs per month. TMCS will use its best efforts to deliver ***** click-throughs over 36 months to be delivered equally across flight (i.e., ***** per month for 36 months).



         6.4. AD will pay TMCS for the prior month's click-throughs monthly in arrears. The minimum quarterly amount payable by AD to TMCS in connection with advertising pursuant to this Section 6 shall be $250,000; provided, however, that, in the event TMCS delivers fewer than ***** impressions during a particular quarter, the minimum quarterly amount shall be reduced by multiplying it by a fraction, the numerator of which is equal to the number of impressions actually delivered during such quarter, and the denominator of which is equal to *****. In no event will AD be obligated to pay TMCS more than $***** per month, regardless of the number of click-throughs for the applicable month, other than pursuant to Section 6.9, below.


         6.5. In the event that TMCS provides more than ***** click-throughs in an applicable month (the "Cap"), but fewer than ***** click-throughs (the "Excess Cap"), then the number of click-throughs in excess of the Cap but less than the Excess Cap will be carried forward and treated for all purposes as if they were delivered in the subsequent month. Any click-throughs in excess of the Excess Cap will not be carried forward and will be deemed provided to AD free of charge.

         6.6. In the event that TMCS provides fewer click-throughs than the Cap in an applicable month, the difference between the actual amount delivered and the Cap will be added to the Cap for the subsequent month. The Cap will therefore be adjusted upwards beginning in the subsequent month. Likewise, such difference will be added to the Excess Cap beginning in the subsequent month.

         6.7. The Cap and the Excess Cap will be reset to the original amounts once TMCS has delivered click-throughs equal to the applicable Cap, as such Cap might have been adjusted pursuant to Section 6.6, above, in a particular month.

         6.8. In the event that AD has not paid TMCS the minimum quarterly amount in the ordinary course under this Section 6 for a particular quarter, TMCS will invoice AD for the difference between ordinary course AD payments and the minimum quarterly payment. Payment of any minimum quarterly amount will not affect the setting of the Cap or the Excess


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[*]  Confidential information has been omitted and separately filed with the
     Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.



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Cap.


         6.9. AD can waive the Cap and the Excess Cap in its sole discretion in order to prevent TMCS from removing links or otherwise reducing click-throughs in any particular month. In the event that AD waives the Cap and the Excess Cap, it agrees to pay for all click-throughs in excess of the Excess Cap at the rate of $***** per click. Such excess payments will not be applied against the total program cap of $7,000,000. No amount of click-throughs are guaranteed.


         6.10. TMCS agrees to provide weekly reporting of impressions and click-throughs, and AD and TMCS will work together to modify placements and content to actively manage the advertising program to achieve targets for click-throughs. AD will have the right to audit the books and records of TMCS, at AD's cost, upon prior written notice for the purpose of confirming the TMCS monthly reports and AD's obligations to make related payments to TMCS. AD may conduct such audits only during TMCS' normal business hours and upon reasonable notice to TMCS.

         6.11. For avoidance of doubt, all monthly and quarterly commitments identified in this Agreement, including commitments as to impressions, click-throughs and payments, shall be calculated on a calendar basis, with appropriate pro-rations applied with respect to the first and last months/quarters of the term.

7.       DATABASE DEVELOPMENT.

         7.1. On a trial basis, until and unless AD requests in writing that TMCS cease the program described in this Section 7 as of a specified date (sometimes referred to hereinafter as the "Termination Date"), which date shall not be prior to the implementation of the program described in this Section 7 for at least two (2) artist tours, TMCS agrees to place an "artist newsletter sign-up" opt-in box on the confirmation page of live event ticket sales for the applicable AD artist client with a look and feel to be mutually agreed upon by the parties, for all AD artist clients (including those who may become associated with AD during the term of this Agreement). The opt-in box will encourage ticket-buyers to elect to receive the applicable artist's email communications that may be sent by AD, its affiliates, licensees, successors or assigns, on behalf of such artist in the future. The opt-in box will require that the user provide TMCS with, or authorize the use by TMCS of, the following information: name, email address, street address, event for which tickets were purchased, date of event, and location of event. TMCS will pre-populate those portions of the opt-in box for which TMCS has information to encourage opt-ins. TMCS will also inform users of the manner in which they can change or delete their information in the future. TMCS will display a link to AD's privacy policy adjacent to the opt-in box and state that users can learn how their information will be used by reviewing that policy.

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[*]  Confidential information has been omitted and separately filed with the
     Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.


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         7.2. TMCS will provide AD with all of the information collected from, or authorized for use pursuant to, the opt-in box for use by AD on behalf of its artist clients as discussed below. AD agrees to use such information only in accordance with its published privacy policy or such other published privacy policy that may be applicable with respect to such information and that is presented to a user at the time the user submits such information. AD agrees to comply with user requests to change or delete such information in AD's database upon receipt of such requests for same from TMCS or directly from the user. TMCS will have co-ownership of the individual information passed by TMCS to AD. Neither party will use any user data generated from "artist newsletter sign-up" opt-in boxes until the parties have coordinated their respective privacy policies and mutually agreed upon the rules with respect to usage of such data.

         7.3. Pursuant to the further terms and conditions of Section 7.4, below, AD will pay to TMCS a fee in the amount of $4.00 ("User Acquisition Fee") for each user who chooses to register either by opting-in and completing the opt-in information him/herself, or by submitting a registration form after the opt-in box has been pre-populated by TMCS, but specifically excepting any user ("AD User") who, based on the email addresses provided by such user in the opt-in box, already is included in one or more user databases owned, controlled or operated by AD. In addition, in the event that AD engages in any particular marketing effort targeted towards an AD User based solely on information obtained about such AD User from TMCS, then AD also shall pay to TMCS the User Acquisition Fee for such AD User if AD had not previously paid the User Acquisition Fee for such AD User. The payments described in this Section 7.3 will be in addition to any payments that may be owed to TMCS for "click-through" advertising pursuant to Section 6, above. For avoidance of doubt, no such payments under this Section 7.3 will become due subsequent to the Termination Date.

         7.4. TMCS and AD will determine the amounts (if any) due under this
Section 7 as follows: TMCS will provide AD on a weekly basis with a list of the email addresses of all persons who have opted in (as described in this Section
7), broken down on an artist-by-artist basis, in a mutually agreed-upon electronic form. AD will compare the email list with its existing database for the applicable artist and provide TMCS with a list of the pre-existing users in AD's databases, along with a check for the net number of new users registering via the opt-in process. Upon receipt of such list and check, TMCS will pass the remaining portions of the opt-in information to AD for new registered users. TMCS will have the right to audit the AD database with respect to this Section 7 upon prior written notice to AD, at TMCS' expense; provided, however, that TMCS may conduct such audit only: (a) during AD's normal business hours; (b) upon reasonable notice to AD; and (c) within one (1) year after the date payments are rendered to TMCS hereunder. Each payment shall be deemed final and binding upon TMCS as an account stated and shall not be subject to any claim or objection by TMCS (i) unless TMCS notifies AD of TMCS' specific written objection to the applicable payment, stating the basis thereof in reasonable detail within one year after the date such payment is rendered hereunder, and (ii) unless, within ninety (90) days following said one (1) year period, TMCS makes proper service of process upon AD in a suit instituted in a court of proper jurisdiction pursuant to the terms of this Agreement.



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8.       DATABASE MARKETING.


         AD and TMCS will work together to execute pre-event and/or post-event email campaigns to all purchasers of tickets from ticketmaster.com for AD artist client live events who have opted in to receive such messages either from TM/TMCS and/or AD, whether through an opt-in box or otherwise. The timing and number of such emails will be mutually agreed upon by the parties. AD will provide the artist content for each email, and TMCS will have the right to add reasonably appropriate local Citysearch.com, ticketmaster.com, TM client venue related or LiveDaily.com content to each email. TMCS will design, and deliver the emails for each program. AD will have the right to reasonably approve the look and feel of each email. AD will designate, in its reasonable discretion, *****% of the links contained within each email to link to sites they control. TMCS will designate, in its reasonable discretion, *****% of the links contained within each email to link to CitySearch.com, TM ticketing venue client sites, ticketmaster.com, or livedaily.com. The AD and TMCS links within such emails will be positioned in an equitable manner (e.g., an AD link will be the first link *****% of the time).


9.       USER DATA.

         All aggregate non-personally identifiable user data (which, for avoidance of doubt, does not include collections of individual user data) collected by either party on users linking from the other party's web sites shall be jointly owned by the parties. During the term of this Agreement, such aggregate user data shall be delivered to the other party upon such party's request therefor, in a mutually agreeable format and according to a mutually agreeable schedule. The parties agree to use such user data solely for marketing purposes. The parties shall not use such user data in any way that is directly competitive with the other party or in conflict with the other party's privacy policy.

10.      TERMINATION.

         This Agreement may be terminated: (a) by either party upon a material breach by the other party of any representation, covenant, warranty or term of this Agreement that is not cured within thirty (30) days after the giving of written notice thereof by the non-breaching party describing the breach; or (b) by either party immediately in the event that (i) the other party files a petition for bankruptcy or is adjudicated a bankrupt, (ii) a petition in bankruptcy is filed against the other party which is not dismissed within 60 days of the filing thereof, (iii) the other party becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law, (iv) an action is instituted by or against the other party seeking its dissolution or liquidation of such party's assets or seeking the appointment of a trustee, interim trustee, receiver or other custodian for such party's property or business and such action is not dismissed within sixty (60) days after the date upon which it was instituted; or (v) a receiver is appointed for the other party or its business; or (c) by either party in the event that the other party purposefully advertises, links to or otherwise promotes obscene or "hate" related

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[*]  Confidential information has been omitted and separately filed with the
     Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.


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materials or subject matter on its web site, which activity is not cured promptly following the receipt of written notice thereof from the other party, describing the offending activity in sufficient detail that it may be identified.

11.      EFFECT OF TERMINATION.

         Upon the expiration or earlier termination of this Agreement for any reason, both parties shall discontinue use on their respective sites of the other party's services, content and branding, as well as all Links and back buttons. However, the parties shall continue to be entitled to receive and shall continue to pay, any and all amounts owing or owed for activities occurring up to the effective date of termination or expiration, as applicable, pursuant to the revenue and payment provisions hereof. Termination of this Agreement shall not act as a waiver of any breach of this Agreement or as a release of either party from any liability for breach of such party's obligations under this Agreement. For avoidance of doubt, the foregoing provisions of this Section 11 are not intended in any way to restrict or limit either party's rights under applicable laws following the expiration or earlier termination of this Agreement.

12.      OWNERSHIP OF INTELLECTUAL PROPERTY.

         12.1. Each party shall own and retain all right, title and interest in and to its intellectual property rights, including without limitation all rights in the content and websites that such party maintains, operates, owns and/or controls (collectively, "IP Rights").

         12.2. Subject to all of the terms and conditions of this Agreement, TMCS hereby grants to AD a nonexclusive, nontransferable, nonsublicensable, limited license solely to use its TICKETMASTER and other marks, as well as any other TMCS IP Rights (collectively, the "TMCS Material") mutually agreed upon by the parties in advance and in writing, for the purpose of developing the Co-Branded Ticketing Web Site, Artist Channel Ticketing Sites and/or displaying, reproducing, distributing and performing the TMCS Material on the AD Sites as expressly provided in this Agreement.

         12.3. Subject to all of the terms and conditions of this Agreement, AD hereby grants to TMCS a nonexclusive, nontransferable, nonsublicenseable, limited license solely to use the ARTISTDIRECT mark and other AD IP Rights (collectively, the "AD Material"), as mutually agreed upon by the parties in advance and in writing, for the purpose of designing and developing the links and/or displaying, reproducing, distributing and performing the AD Material in accordance with AD's current intellectual property usage policy (as updated from time to time; a current copy of which is attached as Exhibit ___), on TMCS Sites as expressly provided in this Agreement.

         12.4. Each use by TMCS of any AD Material shall be subject to AD's prior written approval, for purposes of protecting and controlling the quality of the AD Material. Each use by AD of any TMCS Material shall be subject to TMCS' prior written approval, for purposes of protecting and controlling the quality of the TMCS Material. Any rights not expressly granted hereunder to the other party are expressly reserved by the granting party. All use of the TMCS


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Material by AD shall inure solely and exclusively to the benefit of TMCS. All use of the AD Material by TMCS shall inure solely and exclusively to the benefit of AD.

         12.5. Each party agrees to notify the other promptly of any unauthorized use of the other party's proprietary rights of which it has actual knowledge.

         12.6. Each party shall have the sole right and discretion to bring proceedings alleging infringement of its proprietary rights or unfair competition related thereto; provided, however, that, upon the other party's request, each party agrees to provide the other with its reasonable cooperation and assistance with respect to any such infringement proceedings, at the requesting party's expense.

13.      CONFIDENTIAL INFORMATION.

         The parties acknowledge that by reason of their relationship hereunder, they may from time to time disclose information regarding their business, products, services, software technology or other intellectual property that is confidential and of substantial value to the other party, which value would be impaired if such information were disclosed to third parties ("Confidential Information"). The terms of this Agreement are deemed to be Confidential Information of both parties, provided that either party may disclose such terms to its legal and financial advisors, prospective acquirer, investors, underwriters, investment banks and to the United States Securities Exchange Commission in connection with a securities offering filing. Confidential Information shall not include information which (i) becomes a part of the public domain through no wrongful act or omission of the receiving party; (ii) was in the receiving party's lawful possession prior to the disclosure and had not been subject to limitations on disclosure or use, as shown by the receiving party's files existing at the time of disclosure; (iii) is independently developed by the receiving party without use of the Confidential Information of the disclosing party; (iv) is lawfully disclosed hereafter to the receiving party, without restriction, by a third party; or (v) or as may be required in response to any summons or subpoena or in connection with any litigation. Each party agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any Confidential Information revealed to it by the other party. Each party shall take every reasonable precaution to protect the confidentiality of the other party's Confidential Information.

14.      PUBLICITY.

         The parties agree to issue a mutually acceptable joint press release announcing the relationship contemplated under this Agreement. Neither party shall make any public statement about this Agreement or statement including the name(s) or mark(s) of the other party without the other party's prior written consent, not to be unreasonably withheld or delayed.

15.      REPRESENTATION AND WARRANTIES.

         15.1. Each party hereto represents and warrants to the other party that: such party is an entity duly organized, validly existing and in good standing in the jurisdiction of its formation; such party has full authority to enter into this Agreement, to grant the rights granted herein, and to perform the obligations assumed hereunder; none of the rights granted by such party to the other party pursuant to this Agreement will infringe or violate the rights of any third party; this Agreement, when executed by both parties, represents such party's valid and binding obligation, enforceable against it in accordance with its terms, subject to certain general legal enforceability exceptions; and entering into this Agreement by such party does not violate any agreement which is binding on such party.

         15.2. TMCS represents and warrants to AD that it shall not illegitimately seek to increase the number of click-throughs delivered pursuant to this Agreement by causing, inducing or requesting any third party, including any officers, directors, employees, independent contractors or other personnel of TMCS or its affiliates, parents, subsidiaries, successors, licensees or assigns, to click on AD banners, micro-banners, text links, tiles or other customized graphics, when such third party(ies) do not have a bona fide intention to browse and/or shop on AD's sites.

16.      LIMITATIONS.

         16.1 Limited Warranties. OTHER THAN AS EXPRESSLY STATED IN THIS AGREEMENT, AD AND TMCS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THEIR SERVICES AND SITES, AND THE PARTIES SPECIFICALLY DISCLAIM ALL OTHER WARRANTIES OR CONDITIONS REGARDING THEIR SERVICES AND SITES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

         16.2 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. NOTWITHSTANDING THE FOREGOING, THIS SECTION NEITHER IS INTENDED TO LIMIT, NOR SHALL IT LIMIT, THE PARTIES' RESPECTIVE OBLIGATIONS UNDER SECTIONS 12, 13 AND/OR 17, HEREOF.

17.      INDEMNIFICATION.

         17.1 Indemnification by TMCS. TMCS will defend, indemnify and hold harmless AD, its successors, assigns, parent, subsidiaries, affiliates, and their respective officers, directors, agents, members and employees, from and against any action, suit or claim (including reasonable attorneys' fees and court costs) arising out of or in any way connected with (a) any claim that the TMCS Material provided to AD by TMCS, or any part thereof, infringes any intellectual property rights or other rights of any third party or (b) any breach by TMCS of the warranties and representations in Section 15 of this Agreement. AD will give TMCS prompt notice of any such claim or threatened claim.


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
         17.2 Indemnification by AD. AD will defend, indemnify and hold harmless TMCS, its successors, assigns, parent, subsidiaries, affiliates, and their respective officers, directors, agents and employees, from and against any action, suit or claim (including reasonable attorneys' fees and court costs) arising out of or in any way connected with (a) any claim that the AD Material provided to TMCS by AD, or any part thereof, infringes any intellectual property rights or other rights of any third party or (b) any breach by AD of the warranties and representations in Section 15 of this Agreement. TMCS will give AD prompt notice of any such claim or threatened claim.

         17.3. Procedure. The party entitled under this Section 17 to be indemnified (the "indemnified party") will: (a) promptly notify the indemnifying party of any claim, suit or proceeding (for purposes of this Section 17.3, collectively, a "Claim") for which defense or indemnity is claimed; (b) cooperate reasonably with the indemnifying party at the indemnifying party's expense; and (c) allow the indemnifying party to control the defense or settlement of any Claim (subject to the remaining provisions of this Section 17.3). The indemnified party will have the right to participate in any defense of a Claim with counsel of its own choosing at its sole expense. The indemnifying party shall not settle any Claim without first notifying the indemnified party of terms of any proposed settlement and obtaining its prior written consent thereto; provided, however, that if the indemnified party does not wish to consent to the proposed settlement, it shall nevertheless be deemed to have consented thereto unless it posts, within ten (10) days after such notice, a bond, satisfactory to the indemnifying party in its reasonable discretion, to assure the indemnifying party of reimbursement for all damages, liabilities, costs and expenses (including legal expenses and counsel fees reasonably incurred) that the indemnifying party, in its reasonable business judgment, will incur as a result of the failure to settle such Claim on the proposed terms. The indemnifying party shall, upon demand, pay the indemnified party for any payment made or required to be made by the indemnified party at any time (including after the Term) in respect of any liability, damage, or expense to which the foregoing indemnity relates.

18.      GENERAL TERMS.

         18.1 Governing Law/Jurisdiction/Attorneys' Fees. This Agreement shall be governed by, and its terms and conditions construed in accordance with, applicable common law and statutes of the State of California, without giving effect to the conflict of law rules of that State. Any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, shall be brought only in the State and/or Federal Courts located in the greater Los Angeles area, in the State of California, and the parties consent to the exclusive jurisdiction of, and service of process by, such Courts for the purpose of resolving any disputes, and further consent to the propriety of venue in such Courts. The prevailing party in any dispute arising out of or related to this Agreement shall be entitled to recover its reasonable attorneys' fees and costs.

         18.2 Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 9 and 11 - 18.

         18.3 Assignment. Either party shall have the right to transfer this Agreement, and assign all of its rights and delegate all of its obligations hereunder, (a) to any currently existing affiliate of such party, or (b) to any successor by way of merger or consolidation or in connection


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
with the sale or transfer of substantially all of its business and assets relating to this Agreement; provided, however, that: (i) any transfer of this Agreement or delegation of obligations pursuant to the foregoing clause (b) by AD to any competitor of TMCS as identified in the attached Exhibit __, as such Exhibit may be updated from time to time by TMCS with additional legitimate TMCS competitors (i.e., persons or entities primarily in the business of handling transactions in concert or event ticketing, persons primarily in the business of providing local city guides over the Internet or persons primarily engaged in online personal matchmaking), may be made only with the prior written consent of TMCS; and (ii) any transfer of this Agreement or delegation of obligations pursuant to the foregoing clause (b) by AD to any company whose primary business is competitive with a primary business of USA Networks may be made so long as the Co-Branded Ticketing Site will be presented only as part of one top level Internet domain and the Artist Channel Ticketing Sites will be presented in the context of a single network of top level Internet domains focused primarily on official artist web sites. Except as otherwise expressly provided in this Agreement, neither party may transfer or assign its rights or delegate its obligations hereunder (whether voluntarily or by operation of law) without the prior written consent of the other party, which consent shall not be withheld or delayed unreasonably.

         18.4 Notices. All notices under this Agreement must be in writing in order to be effective, and shall be deemed to have been duly given or made (a) on the date delivered in person, (b) on the date indicated on the return receipt if mailed postage prepaid, by certified or registered U.S. Mail, with return receipt requested, or (c) if sent by Federal Express, U.P.S. Next Day Air or other nationally recognized overnight courier service or overnight express U.S. Mail, with service charges or postage prepaid, then on the next business day after delivery to the courier service or U.S. Mail (if sent in time for and specifying next day delivery). In each case (except for personal delivery) such notices, requests, demands, and other communications shall be sent to a party at the address set forth below:

         If to TMCS:       Ticketmaster Online-Citysearch, Inc.
                           790 E. Colorado, Suite 200
                           Pasadena, CA  91101
                           Attention:  General Counsel
                           FAX (626) 405-9929

         If to AD:         ARTISTdirect, Inc.
                           5670 Wilshire Blvd., Suite 200
                           Los Angeles, CA 90036
                           Attention: Senior Vice President, Business Affairs
                           FAX (323) 634-4299

                           With a required copy to:

                           Allen Lenard, Esq.
                           Lenard & Gonzalez, LLP
                           1801 Century Park West, 6th Floor
                           Los Angeles, CA 90067
                           FAX (310) 552-0740


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
         18.5 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges and supersedes all prior discussions between them.

         18.6 Severability. If the application of any provision or provisions of this Agreement to any particular facts or circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby; and (ii) such provision or provisions shall be reformed without further action by the parties hereto and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

         18.7 Independent Contractors. The parties are independent contractors, and nothing in this Agreement shall be construed to create a joint venture or partnership. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability for, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, joint venture, co-ownership, co-authorship, or partnership between the parties or to impose any partnership obligation or liability upon either party.

         18.8 Force Majeure. A party will not be deemed to have materially breached this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of an act of God, fire, natural disaster, accident, act of government, or shortage of equipment, materials or supplies beyond the reasonable control of such party (a "Force Majeure Event"); provided that the party whose performance is delayed or prevented promptly notifies the other party of the nature and duration of the Force Majeure Event. Notwithstanding the foregoing provisions of this Section 18.8, either party shall have the right to terminate this Agreement in the event that any Force Majeure Event affecting the other party's performance lasts for thirty (30) days or longer.

         18.9 No Waiver. If either party waives any breach or default by the other party, such waiver shall not constitute a waiver of any subsequent breach or default. If either party resorts to a any remedy or remedies, such resort shall not limit that party's right to resort to any and all other legal and equitable remedies that are available to that party. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather the same shall be and remain in full force and effect.

         18.10 No Modifications. No change, amendment or modification of any provision of this Agreement or waiver of any of its terms will be valid unless set forth in writing and signed by the party to be bound thereby.


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
         18.11 Agreement Binding. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, administrators, successors and assigns.

         18.12 Non-Reliance on Representations. Each of the Parties acknowledges that in executing this Agreement it does not rely and has not relied upon any representation or statement made by another Party or its officers, directors, agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

         18.13 Headings. The headings contained in this Agreement are for reference only and shall not affect the meaning of any of the provisions of this Agreement.

19.      TERM.

         This Agreement will terminate three years after the launch of the Co-Branded Ticketing Site, unless terminated earlier as permitted herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date by the undersigned duly authorized.

TICKETMASTER ONLINE - CITYSEARCH, INC.    ARTISTDIRECT, INC.

By:  /s/ Brad Serwin                      By:  /s/ Keith Yokomoto
     ----------------------------------        ------------------------------

Name:  Brad Serwin                        Name:  Keith Yokomoto
     ----------------------------------        ------------------------------

Date:  7/24/00                            Date:  7/20/00
     ----------------------------------        ------------------------------


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